Exhibit 10.2
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Plaintiff,	) ) ) ) )
v.	)	No. 19-cv-1659
)
CELADON GROUP, INC., Defendant.	) ) )
_______________________________________	)

CONSENT OF DEFENDANT CELADON GROUP, INC.
1.          Defendant Celadon Group, Inc. (“Celadon” or “Defendant”) waives service of a summons and the complaint in this action, enters a general appearance, and admits the Court’s jurisdiction over Defendant and over the subject matter of this action.
2.          Defendant hereby admits to the facts contained in the Complaint filed by the Securities and Exchange Commission (“SEC” or “Commission”)  in this matter, and consents to the entry of the final Judgment in the form attached hereto (the “Final Judgment”) and incorporated by reference herein, which, among other things:
(a)        permanently restrains and enjoins Defendant from violation of, directly or indirectly, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) [15 U.S.C. § 78j(b)] and Rule 10b-5 promulgated thereunder [17 C.F.R. § 240.10b-5];
(b)       permanently restrains and enjoins Defendant from violating Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)] and Rules 12b-20, 13a-1, 13a-11, and 13a-13

promulgated thereunder [17 C.F.R. §§ 240.12b-20, 240.13a-1, 240.13a-11, and 240.13a-13];
(c)       permanently restrains and enjoins Defendant from violating Section 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act [15 U.S.C. § 78m(b)(2)(A) and (B)]; and
(d)       orders Defendant to disgorge $7 million with prejudgment interest thereon in the amount of $541,633.70, which will be deemed satisfied by the restitution order entered against Defendant in United States v. Celadon Group, Inc., Case No.
(S.D. Ind.), in the amount of $42,245,302.00; and
(e)        imposes the undertakings as set out below.
3.          Defendant undertakes to:
(a)        Cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Complaint.
(b)        Produce, without service of a notice or subpoena, any and all non-privileged  documents and other information reasonably requested by the Commission’s staff, with a custodian declaration as to their authenticity, if requested:
(c)        Use its best efforts to cause Celadon’s current and former employees, officers, directors and consultants to be interviewed by the Commission’s staff as such times and places as the staff reasonably may direct;
(d)       Use its best efforts to cause Celadon’s current and former employees, officers, directors and consultants to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearings or trials as may be reasonably requested by the Commission’s staff; and
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(e)        In connection with any interviews of Celadon’s current and former employees, officers, directors and consultants to be conducted pursuant to this undertaking, requests for such interviews may be provided by the Commission’s staff by regular electronic mail to: Lloyd Winawer, Goodwin Procter LLP, 601 Marshall Street, Redwood City, CA 94063, (650)752-3146, lwinawer@goodwinlaw.com.
(f)        To fully remediate the deficiencies in its internal control over financing reporting that constituted material weaknesses as identified in Celadon’s 8-K dated March 30, 2018 (“Material Weaknesses”).   Celadon will complete its remediation by September 30, 2019, and must within thirty (30) days thereafter, certify, in writing, compliance with this undertaking.
(g)       In the event Celadon fails to fully remediate the Material Weaknesses by the quarter ended September 30, 2019,  Celadon will, within sixty (60) days, retain an independent consultant (“Independent Consultant”), not unacceptable to the staff of the Commission, to conduct a comprehensive review of the Material Weaknesses and of Celadon’s policies, procedures, controls, and training relating to financial reporting; and to recommend, if and where appropriate, policies, procedures, controls, and training reasonably designed to ensure:
(1)        Celadon’s internal control over financial reporting is effective;
(2)        Celadon has processes and internal controls in place to reasonably ensure that its equipment is tested for impairment when  circumstances indicate that the carrying amount may not be recoverable; and
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(3)       Celadon has processes and internal controls in place as part of the contract review and approval process to reasonably ensure proper accounting and legal review of any contracts that impact Celadon’s financial reporting.
(h)       Cooperate fully with the Independent Consultant by providing  access to its own files, books, records, and personnel as reasonably requested for its review.  Celadon’s engagement of the Independent Consultant will require the Independent Consultant to complete its review and make its recommendations, if any, within four months of being retained.  Celadon will promptly adopt all recommendations of the Independent Consultant; provided however, that within sixty (60) days after receiving the Independent Consultant’s recommendations, Celadon may, in writing, advise the Independent Consultant and the Commission (addressed to the Assistant Director below) of any recommendation that it considers to be unnecessary, unduly burdensome, impractical, or costly.  As to any such recommendations, Celadon shall within thirty (30) days thereafter propose in writing an alternative policy, procedure, or control designed to achieve the same objective or purpose.  As to any recommendation on which Celadon and the Independent Consultant do not agree within forty-five (45) days, after attempting in good faith to reach an agreement, Celadon will abide by the determination of the Independent Consultant.
(i)         Require the Independent Consultant to enter into an agreement that provides that for the period of engagement and for a period of two years from the completion of the engagement, the Independent Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with
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Celadon, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity.  The agreement will also provide that the Independent Consultant will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the Independent Consultant in performance of his/her duties under this Consent shall not, without prior written consent of the Washington D.C. Office of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Celadon or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.
(j)        Certify, in writing, compliance with the undertakings set forth above.  The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance.  The Commission staff may make reasonable requests for further evidence of compliance, and Celadon agrees to provide such evidence.  The certification and supporting material shall be submitted to Robert J. Burson, Division of Enforcement, Securities and Exchange Commission, 175 W. Jackson Boulevard, Suite 1450, Chicago, IL  60604, no later than sixty (60) days from the date of the completion of the undertakings.
(k)        Require that these undertakings shall be binding upon any acquirer or successor in interest to Celadon.  For good cause show, the Commission’s staff may extend any of the procedural dates set forth above.
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4.        In conjunction with negotiations in this matter, Defendant has endeavored to make a showing of its inability to pay monetary relief in excess of what it has agreed to pay the SEC in this matter and the United States Department of Justice (“DOJ”) in the matter entitled United States v. Celadon Group, Inc. (S.D. Ind.) (“Criminal Proceeding”). Defendant acknowledges that the SEC’s agreement not to seek the imposition of penalties is predicated in part on the amount Celadon is required to pay pursuant to the terms of the deferred prosecution agreement (“DPA”) entered in the Criminal Proceeding as well as the financial information provided by Defendant to both the DOJ and the SEC. Defendant hereby swears that the unaudited financial documents submitted to the SEC in conjunction therewith, which were not prepared in conformity with Generally Accepted Accounting Principles or did not reflect adjustments or corrections of prior financial statements or identified during subsequent audits, constitute a materially accurate and complete reflection of Defendant’s financial condition as of the dates reflected thereon.  Defendant additionally swears that to the extent any of such financial documents constituted, included, or were based on projections, such projections were prepared in good faith based on information deemed reliable at the time.  Defendant consents that if at any time following the entry of the Final Judgment the Commission obtains information indicating that Defendant’s representations concerning its assets, income, liabilities, or net worth were fraudulent, misleading, inaccurate, or incomplete in any material respect (excluding the impact of adjustments or corrections of prior financial statements or identified during subsequent audits) as of the time such representations were made, the Commission may, at its sole discretion and without prior notice to Defendant, petition the Court for an order requiring Defendant to pay, in this matter, the maximum civil penalty and disgorgement allowable under the law, without regard to any payment to the Department of Justice in the criminal proceeding.  In connection
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with any such petition, the only issue shall be whether the financial information provided by Defendant was fraudulent, misleading, inaccurate, or incomplete in any material respect as of the time such representations were made.  In any such petition, the Commission may move the Court to consider all available remedies, including but not limited to ordering Defendant to pay funds or assets, directing the forfeiture of any assets, or sanctions for contempt of the Court’s Final Judgment.  The Commission may also request additional discovery.  Defendant may not, by way of defense to such petition: (1) challenge the validity of this Consent or the Final Judgment; (2) contest the allegations in the complaint; (3) assert that payment of disgorgement, pre-judgment or post-judgment interest, or a civil penalty should not be ordered; (4) contest the amount of disgorgement or pre-judgment or post-judgment interest; (5) contest the imposition of the maximum civil penalty allowable under the law; or (6) assert any defense to liability or remedy, including but not limited to any statute of limitations defense.
5.          Defendant acknowledges that the SEC’s agreement not to seek the imposition of penalties is also predicated upon the extensive cooperation Defendant has provided to the SEC to date.  In addition, Defendant, as a condition of the resolution of this matter with the SEC, has agreed to continue providing the SEC with such cooperation and assistance as the SEC continues its investigation.
6.          Defendant waives the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.
7.          Defendant waives the right, if any, to a jury trial and to appeal from the entry of the Final Judgment.
8.          Defendant enters into this Consent voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Commission or any
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member, officer, employee, agent, or representative of the Commission to induce Defendant to enter into this Consent.
9.          Defendant agrees that this Consent shall be incorporated into the Final Judgment with the same force and effect as if fully set forth therein.
10.        Defendant will not oppose the enforcement of the Final Judgment on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure, and hereby waives any objection based thereon.
11.        Defendant waives service of the Final Judgment and agrees that entry of the Final Judgment by the Court and filing with the Clerk of the Court will constitute notice to Defendant of its terms and conditions.  Defendant further agrees to provide counsel for the Commission, within thirty days after the Final Judgment is filed with the Clerk of the Court, with an affidavit or declaration stating that Defendant has received and read a copy of the Final Judgment.
12.        Consistent with 17 C.F.R. 202.5(f), this Consent resolves only the claims asserted against Defendant in this civil proceeding.  Defendant acknowledges that no promise or representation has been made by the Commission or any member, officer, employee, agent, or representative of the Commission with regard to any criminal liability that may have arisen or may arise from the facts underlying this action or immunity from any such criminal liability.  Defendant waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein.  Defendant further acknowledges that the Court's entry of a permanent injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards, and other regulatory organizations.  Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in, or association with a
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member of, a self-regulatory organization.  This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding.  In addition, in any disciplinary proceeding before the Commission based on the entry of the injunction in this action, Defendant understands that it shall not be permitted to contest the factual allegations of the complaint in this action.
13.       Defendant understands and agrees to comply with the terms of 17 C.F.R. § 202.5(e), which provides in part that it is the Commission’s policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings.” As part of Defendant’s agreement to comply with the terms of Section 202.5(e), Defendant: (i) will not take any action or make or permit to be made any public statement denying, directly or indirectly, any allegation in the complaint or creating the impression that the complaint is without factual basis; and (ii) will not make or permit to be made any public statement to the effect that Defendant does not admit the allegations of the complaint, or that this Consent contains no admission of the allegations. If Defendant breaches this agreement, the Commission may petition the Court to vacate the Final Judgment and restore this action to its active docket.  Nothing in this paragraph affects Defendant’s: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.
14.       Defendant hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney’s fees or other fees, expenses, or costs expended by Defendant to defend against this action.  For these purposes,
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Defendant agrees that Defendant is not the prevailing party in this action since the parties have reached a good faith settlement.
15.    Defendant agrees that the Commission may present the Final Judgment to the Court for signature and entry without further notice.
16.    Defendant agrees that this Court shall retain jurisdiction over this matter for the purpose of enforcing the terms of the Final Judgment.

Dated:	04/24/2019	CELADON GROUP, INC.

		By:	/s/ Chase Welsh
Chase Welsh
Executive Vice President – Risk Management
& General Counsel

On April 24, 2019, Chase Welsch, a person known to me, personally appeared before me and acknowledged executing the foregoing Consent with full authority to do so on behalf of Celadon Group as its EVP & Gen. Counsel.

/s/ Dennis L. Elschide
Notary Public
Commission expires: 3-5-2025

(SEAL)
Approved as to form:

/s/ Lloyd Winawer
Lloyd Winawer
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063

Attorney for Celadon Group, Inc.

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UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Plaintiff,	) ) ) ) )
v.	)	No. 1:19-cv-1659
)
CELADON GROUP, INC., Defendant.	) ) )
_______________________________________	)

COMPLAINT
Plaintiff United States Securities and Exchange Commission (“SEC” or “Commission”) alleges:
1.      Between June 2016 and April 2017, defendant Celadon Group, Inc. (“Celadon” or “Defendant”) orchestrated a fraudulent scheme designed to avoid disclosing substantial losses. The fraud involved a series of deceptive third-party transactions and Celadon’s subsequent filing of false financials for public consumption with the SEC.
2.      The assets in question were more than a thousand trucks. Celadon held certain trucks on its books at values far in excess of what they could fetch in arms-length transactions. Had the company sold these vehicles on the open market, such sales would have necessitated Celadon booking significant losses on its financial statements amounting to tens of millions of dollars.

3.      Faced with this prospect, Celadon arranged a series of transactions with a third party, through which it sold trucks at significantly inflated prices, and in exchange bought trucks from the same party at similarly inflated prices. Celadon then put the trucks it bought on its books at the inflated values it paid. This resulted in the dissemination of false financial information to the public.
4.      Celadon then transferred the new batch of trucks to an off-book entity at the fraudulently inflated values. Having dumped the trucks from its books, Celadon then filed inaccurate financial statements with the SEC that included its investment in the off-book entity at an inflated value. When its auditors asked questions about this sketchy sequence of transactions, Celadon lied and failed to disclose critical facts.
5.      The SEC brings this civil law enforcement action to hold Celadon accountable for its wrongdoing.
JURISDICTION AND VENUE
6.      The Commission brings this action pursuant to Section 21 of the Exchange Act [15 U.S.C. § 78u].
7.      This Court has jurisdiction over this action pursuant to Section 27 of the Exchange Act [15 U.S.C. § 78aa].
8.      Venue is proper in this Court pursuant to Section 27 of the Exchange Act [15 U.S.C. § 78aa]. Acts, practices and courses of business constituting violations alleged herein have occurred within the jurisdiction of the United States District Court for the Southern District of Indiana and elsewhere. Further, Defendant is located within the Southern District of Indiana.
9.      Defendant directly and indirectly made use of the means and instrumentalities of interstate commerce and of the mails in connection with the acts, practices, and courses of business alleged herein.
DEFENDANT
10.    Defendant Celadon Group, Inc. is a Delaware company with its principal place of business in Indianapolis, Indiana. During the relevant period, Celadon’s common stock was registered with the SEC and traded on the New York Stock Exchange. That stock exchange has since delisted Celadon’s common stock. Its common stock now trades on the OTC Pink Marketplace.
OTHER PARTIES
11.    During the relevant period, Quality Companies, LLC, an Indiana limited liability company, formerly Quality Equipment Leasing, LLC, (“Quality”), was a wholly-owned subsidiary of Celadon.
12.    19th Capital Group, LLC (“19th Capital”), a Delaware limited liability company, was a joint venture between Celadon and another entity (“co-venturer”).

FACTS
13.     In 2016, Celadon described itself as one of North America’s largest truckload freight transportation providers. It offered its customers point-to-point shipping within the United States, between the United States and Mexico, and between the United States and Canada. Celadon transported its customers’ goods using its fleet of trucks. In 2016 it owned more than 1500 tractor trucks – the front of a “tractor trailer” containing the engine. (In this complaint, tractor trucks are referred to simply as “trucks.”)
14.     In light of the trucks’ high maintenance costs, Celadon developed a cost-containment strategy. Part of this strategy involved Celadon continuously refreshing its fleets, as newer trucks cost less to maintain.
15.     Celadon then sought to monetize the older trucks. It delegated this responsibility to Quality, its wholly-owned subsidiary.
16.     By the end of Celadon’s fiscal year 2016, Quality, with over 11,000 trucks under management, had become a significant part of Celadon’s business. As of that time, Quality maintained over 1,000 trucks in its own portfolio.
17.     In mid-2016, Quality had a problem: the “net book value” for many of its trucks – that is, the value that Quality and Celadon had attributed to the trucks in their internal bookkeeping – greatly exceeded the amount the trucks could have actually been sold for in the open market. Therefore, if Quality sold these trucks for less than its net book value, Celadon – as Quality’s parent corporation – would have had to recognize the shortfall as a loss on its financial statements.
18.     Given the hundreds of trucks involved, Celadon’s resulting losses either through sale or by adjusting net book values to fair values (also known as “impairment charges”) would have been significant. To avoid having to recognize such charges, Celadon orchestrated a fraudulent scheme.
The Truck Sales
19.     Celadon through Quality found a truck dealer (“Party A”) to buy hundreds of Quality’s used trucks at the inflated net book values. Indeed, in some cases Quality sold the trucks for even more than the already inflated book values in order to claim a profit from the sales.
20.     The flip side of this coin was Quality’s willingness to reciprocate by overpaying for the trucks it purchased from Party A – and by a similar amount. Indeed, in a draft contract memorializing one of their deals, the parties freely acknowledged that Quality’s truck sales to Party A, on the one hand, and Party A’s truck sales to Quality, were “subject to and dependent upon one another.” But Celadon insisted on deleting this language to maintain the fiction that the transactions were unrelated.
21.     In various cases, the value that Celadon was carrying on its books for a truck was more than double what Quality could have actually commanded for the truck in the open market. Quality thus sold many of its trucks to Party A for prices substantially in excess of their fair value.

22.     Consequently, the price Quality paid Party A for the newer trucks was similarly inflated – in certain instances approximately triple their fair value. Indeed, in several instances Party A purchased trucks with the express purpose of selling them to Quality.
23.     To be clear, it wasn’t as if Celadon was being deceived by Party A. To the contrary, Celadon was the instigator of the scheme. It knew full well that it was significantly overpaying for Party A’s trucks. But Celadon deliberately paid such amounts in order to get the overvalued trucks off its books without recognizing losses.
24.     Between June and October of 2016, Quality sold more than 900 trucks to Party A and purchased more than 600 trucks from Party A. The prices in these transactions were at least $20 million more than the trucks were worth. Further, Celadon – by selling several of its trucks for more than their net book values – managed to fabricate a tidy $1 million gain on the transactions with Party A.
25.     By failing to recognize impairment charges on its trucks, Celadon materially overstated the value of its assets and, by extension, materially overstated its income before income taxes, net income and earnings per share in the following public filings: (a) its Form 8-K announcing its fourth quarter and fiscal year earnings filed on September 2, 2016; (b) its fiscal year 2016 Form 10-K filed on September 13, 2016; (c) its Form 8-K announcing its first quarter earnings filed on November 3, 2016; (d) its Form 10-Q filed on November 9,

2016; and (e) its Form 8-K announcing its second quarter earnings filed on February 2, 2017; and its Form 10-Q filed on February 10, 2017.
Straddling the Quarters
26.     For the final tranche of these truck sales, Celadon persuaded Party A to divide Celadon’s obligation into two parts: one September invoice for approximately $6 million and a second October invoice for approximately $27.9 million. Party A made its full payment of approximately $30 million to Celadon in September on the same day Celadon made only a partial payment to Party A. Celadon deferred paying Party A most of what it had committed to pay until several days after Party A had fully paid Celadon.
27.     From Celadon’s perspective, this arrangement meant that it received Party A’s payment in its first fiscal quarter of 2017, but didn’t have to part with the remaining $27.9 million Quality committed to pay Party A until its second quarter.
28.     This sleight-of-hand effectively gave Celadon a secret short-term loan to increase its cash at the end of a reporting period. It enabled the company to misrepresent its financial condition to the investing public in its 10-Q filed on November 9, 2016 by underreporting its outstanding contractual obligations.

The Joint Venture
29.    The initial batch of trucks was off Celadon’s books. But it now had a new batch of trucks for which it had overpaid.
30.    Enter 19th Capital. 19th Capital was a joint venture between Celadon and a co-venturer. Pursuant to that entity’s formation documentation, in return for an ownership interest in the concern Celadon agreed to transfer money and equipment to 19th Capital. To meet this obligation, Celadon contributed many of the trucks it had recently acquired from Party A. Celadon valued these trucks at or above the inflated prices Celadon had paid for them.
31.    Celadon materially misstated the value of its purported $100 million investment in 19th Capital in its 8-K announcing the joint venture filed on January 6, 2017, and in its 10-Q filed on February 2, 2017.
32.    So 19th Capital was burdened from its inception by the overvalued trucks that Celadon contributed. But 19th Capital’s loss inured to Celadon’s benefit as Celadon had caused the offending trucks – saddled as they were with the likelihood of future impairment charges – to be removed from Celadon’s books.
33.    True, Celadon co-owned 19th Capital, and therefore had an interest in the venture’s success. But 19th Capital was an “off-balance sheet” entity – that is, structured as a joint venture in order to avoid having to consolidate 19th Capital into its own financial statements.
34.     In any event, the consequences of 19th Capital having received overvalued trucks would ultimately be allocated pro rata among 19th Capital’s owners, rather than being borne by Celadon alone. By contrast, had Celadon kept the trucks and sold them at a steep loss, it would have been forced to take direct losses on its books.
35.    Upon taking possession of the trucks that Celadon contributed, 19th Capital promptly adjusted the trucks’ net book values to lower amounts. Critically, that adjustment occurred off of Celadon’s books as had been envisioned.
The Cover-Up
36.    In December 2016, Celadon’s auditor requested information from the company about its dealings with Party A. Celadon responded with a campaign of deception. It told its auditors that Celadon’s purchases and sales were at fair value. They also falsely claimed, repeatedly,– that Party A’s truck purchases were in no way linked to Quality’s truck purchases making bogus excuses to justify the high transaction prices. And Celadon did not provide its auditor with the signed documentation with Party A – even after the auditor requested it.
37.    The auditor independently discovered that Party A had sold the trucks it had bought from Quality in the open market for a fraction of what it had paid for them.
38.    When the auditor did not receive sufficient responses or evidence to quell its concerns regarding these transactions, it withdrew its previously issued reports on Celadon’s financial statements for the fiscal year ending June 30, 2016, and for the first two fiscal quarters of 2017. Celadon subsequently announced its intention to restate those financial statements.  To date, it has not done so.
Other Accounting Issues
39.     In 2014, Quality began selling large numbers of leased trucks to the co-venturer and providing the co-venturer and its lessees with driving, recruiting, lease payment remittance, insurance maintenance, and other services. Between 2014 and 2016, Celadon treated Quality’s transfers to the co-venturer as sales and moved the trucks off of Celadon’s books.
40.    During the course of an internal investigation led by its Audit Committee, however, Celadon determined that Quality did not sufficiently transfer the risk of ownership on the leased trucks sold to the co-venturer and therefore should have recorded Quality’s sales of lease portfolios to the co-venturer as borrowings rather than sales. In the April 2, 2018 press release, Celadon disclosed that it would make balance sheet adjustments to correct this error, and that the resulting income statement impacts were expected to reduce Celadon’s net income before income taxes between $200-$250 million cumulatively over the three-year period ended June 30, 2016. To date there has been no restatement.

COUNT I
Violations of Section 10(b) of the Exchange Act
and Rule 10b-5
41.    Paragraphs 1 through 40 are realleged and incorporated by reference.
42.    By engaging in the conduct alleged above, Celadon, directly or indirectly, acting with scienter, by the use of the means or instrumentalities of interstate commerce, or of the mails, or of any facility of a national securities exchange, in connection with the purchase or sale of a security: (a) employed devices, schemes or artifices to defraud; (b) made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (c) engaged in acts, practices, or courses of business which operated or would operate as a fraud or deceit upon another person.
43.    By reason of the foregoing, Celadon violated Section 10(b) of the Exchange Act [15 U.S.C. §78j(b)] and Rule 10b-5 thereunder [17 C.F.R. 240.10b-5].
COUNT II
Violations of Section 13(a) and Rules 12b-20,
13a-1, 13a-11, and 13a-13 of the Exchange Act
44.    Paragraphs 1 through 40 are realleged and incorporated by reference.

45.    Celadon filed materially false and misleading annual, current, and quarterly reports that made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in violation of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1,13a-11, and 13a-13.
46.    By engaging in the conduct described above, Celadon violated and, unless restrained and enjoined, will continue to violate Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)], and Rules 12b-20, 13a-1, 13a-11, and 13a-13 thereunder [17 C.F.R. §§ 240.12b-20, 240.13a-1, 240.13a-11 and 240.13a-13].
COUNT III

Violations of Section 13(b)(2)(A) and
Section 13(b)(2)(B) of the Exchange Act
47.     Paragraphs 1 through 40 are realleged and incorporated by reference.
48.     Section 13(b)(2)(A) of the Exchange Act requires issuers registered with the Commission to make and keep accurate books, records and accounts that fairly reflect the transactions and dispositions of the assets of the issuer. Section 13(b)(2)(B) of the Exchange Act requires such issuers to devise and maintain a system of internal accounting controls among other things to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles.
49.    As described above, Celadon failed to make and keep books, records, and accounts as required by Section 13(b)(2)(A) of the Exchange Act. Further, as described above, Celadon failed to devise and maintain a system of internal accounting controls as required by Section 13(b)(2)(B) of the Exchange Act.
50.    By engaging in the conduct alleged above, Celadon violated Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.
51.    Celadon violated Section 13(b)(2)(A) because its records repeatedly reflected inaccurate transactions and dispositions of assets by failing to mark down the trucks to their fair values. Celadon’s records also reflected that Quality’s transfers to a third-party were sales rather than borrowings.
52.   Celadon violated 13(b)(2)(B) because, it had a number of internal control deficiencies, in that it failed to devise a system of internal accounting controls sufficient to provide reasonable assurance that transactions were recorded as necessary to prepare financial statement in accordance with GAAP. In addition, deficiencies existed in Celadon’s internal controls over financial reporting that constituted material weaknesses over the affected periods between 2014 and 2016.
53.    By reason of the foregoing, Celadon violated, and unless enjoined will again violate, Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act [15 U.S.C. § 78m(b)(2)(A) and (B)].

RELIEF REQUESTED
WHEREFORE, the Commission respectfully requests that this Court:
I.
Issue findings of fact and conclusions of law that Defendant Celadon committed the violations charged and alleged herein.
II.
Enter an Order of Permanent Injunction restraining and enjoining Defendant Celadon, its officers, agents, servants, employees, attorneys and those persons in active concert or participation with Defendant who receive actual notice of the Order, by personal service or otherwise, and each of them from, directly or indirectly, engaging in the transactions, acts, practices or courses of business described above, or in conduct of similar purport and object, in violation of Section 10(b), Section 13(a), Section 13(b)(2)(A), Section 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78j, 78m(b)(2)(A) and (B)] and Rules 10b-5, 12b-20, 13a-1,13a-11, and 13a-13 [17 CFR §§ 240.10b-5, 240.12b-20, 240.13a-1, 240.13a-11 and 240.13a-13] thereunder.
III.
Enter an Order requiring Defendant Celadon to disgorge the ill-gotten gains received as a result of the violations alleged in this Complaint, including prejudgment interest.

IV.
Retain jurisdiction of this action in accordance with the principals of equity and the Federal Rules of Civil Procedure in order to implement and carry out the terms of all orders and decrees that may be entered or to entertain any suitable application or motion for additional relief within the jurisdiction of this Court.
V.
Grant such other relief as this Court deems appropriate.
UNITED STATES SECURITIES
AND EXCHANGE COMMISSION

		By:	/s/ Jonathan S. Polish
Jonathan S. Polish
Amy S. Cotter
Jaclyn J. Janssen
Attorneys for Plaintiff
U.S. SECURITIES AND
EXCHANGE COMMISSION
175 West Jackson Blvd., Suite 1450
Chicago, IL 60604
Telephone: (312) 353-7390

Dated:	April 25, 2019

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Plaintiff,	) ) ) ) )
v.	)	No. 1:19-cv-1659
)
CELADON GROUP, INC., Defendant.	) ) )
_______________________________________	)

FINAL JUDGMENT
The Securities and Exchange Commission (“SEC” or Commission) having filed a Complaint and Defendant Celadon Group, Inc. (“Celadon” or “Defendant”) having entered a general appearance; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment; waived findings of fact and conclusions of law; waived any right to appeal from this Final Judgment; and Defendant having admitted to the facts set forth in the Complaint filed by the SEC in this matter; and the Consent of Celadon Group, Inc. (“Consent”) being hereby incorporated by reference with the same force and effect as if fully set forth herein:
I.
IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant is permanently restrained and enjoined from violating, directly or indirectly, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) [15 U.S.C. § 78j(b)] and Rule 10b-5 promulgated thereunder [17 C.F.R. § 240.10b-5], by using any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, in connection with the purchase or sale of any security:
(a)           to employ any device, scheme, or artifice to defraud;
(b)           to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or
(c)          to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that, as provided in Federal Rule of Civil Procedure 65(d)(2), the foregoing paragraph also binds the following who receive actual notice of this Final Judgment by personal service or otherwise: (a) Defendant’s officers, agents, servants, employees, and attorneys; and (b) other persons in active concert or participation with Defendant or with anyone described in (a).
II.
IT IS FURTHER ORDERED, ADJUDGED AND DECREED that Defendant is permanently restrained and enjoined from violating Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)] and Rules 12b-20, 13a-1, 13a-11 and 13a-13 thereunder [17 C.F.R. §§ 240.12b-20, 240.13a-1, 240.13a-11, and 240.13a-13] by failing to file with the Commission, in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate for the proper protection of investors and to insure fair dealing in the security, such accurate and complete information, reports, and documents in accordance with, and  as are required to be filed with the Commission pursuant to Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)] and the Rules thereunder, including but not limited to annual reports on Form
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10-K [17 C.F.R. § 249.310], current reports on Form 8-K [17 C.F.R. § 249.308], and quarterly reports on Form 10-Q [17 C.F.R. § 249.308a], and to include in such information, reports and documents such further material information, if any, as may be necessary to make the  statements therein, in light of the circumstances under which they are made, not misleading.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that, as provided in Federal Rule of Civil Procedure 65(d)(2), the foregoing paragraph also binds the following who receive actual notice of this Final Judgment by personal service or otherwise: (a) Defendant’s officers, agents, servants, employees, and attorneys; and (b) other persons in active concert or participation with Defendant or with anyone described in (a).
III.
IT IS FURTHER ORDERED, ADJUDGED AND DECREED that Defendant is permanently restrained and enjoined from violating Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(2)(B)] by:
(a)     failing to make or keep books, records, or accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the issuer’s assets; or
(b)     failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principals or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or
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specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that, as provided in Federal Rule of Civil Procedure 65(d)(2), the foregoing paragraph also binds the following who receive actual notice of this Final Judgment by personal service or otherwise: (a) Defendant’s officers, agents, servants, employees, and attorneys; and (b) other persons in active concert or participation with Defendant or with anyone described in (a).
IV.
IT IS HEREBY FURTHER ORDERED, ADJUSTED, AND DECREED that Defendant is liable for disgorgement of $7 million, representing profits gained as a result of the conduct alleged in the Complaint, with prejudgment interest thereon of $541,633.70, both of which shall be deemed satisfied by the entry of an order of restitution in the criminal proceeding, United States v. Celadon Group, Inc., Case No. (S.D. Ind.).
V.
IT IS FURTHER ORDERED, ADJUSTED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all the undertakings and agreements set forth therein, including, but not limited to, the undertakings to:
(a)     Cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Complaint;
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(b)     Produce, without service of a notice or subpoena, any and all non-privileged documents and other information reasonably requested by the Commission’s staff, with a custodian declaration as to their authenticity, if requested;
(c)     Use its best efforts to cause Celadon’s current and former employees, officers, directors and consultants to be interviewed by the Commission’s staff as such times and places as the staff reasonably may direct;
(d)    Use its best efforts to cause Celadon’s current and former employees, officers, directors and consultants to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearings or trials as may be reasonably requested by the Commission’s staff; and
(e)     In connection with any interviews of Celadon’s current and former employees, officers, directors and consultants to be conducted pursuant to this undertaking, requests for such interviews may be provided by the Commission’s staff by regular electronic mail to: Lloyd Winawer, Goodwin Procter LLP, 601 Marshall Street, Redwood City, CA 94063, (650)752-3146, lwinawer@goodwinlaw.com.
(f)     To fully remediate the deficiencies in its internal control over financing reporting that constituted material weaknesses as identified in Celadon’s 8-K dated March 30, 2018 (“Material Weaknesses”).  Celadon will complete its remediation by September 30, 2019, and must within thirty (30) days thereafter, certify, in writing, compliance with this undertaking.
(g)     In the event Celadon fails to fully remediate the Material Weaknesses by the quarter ended September 30, 2019, Celadon will, within sixty (60) days, retain an independent consultant (“Independent Consultant”), not unacceptable to the staff
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of the Commission, to conduct a comprehensive review of the Material Weaknesses and of Celadon’s policies, procedures, controls, and training relating to financial reporting; and to recommend, if and where appropriate, policies, procedures, controls, and training reasonably designed to ensure:

(1) Celadon’s internal control over financial reporting is effective;
(2) Celadon has processes and internal controls in place to reasonably ensure that its equipment is tested for impairment when circumstances indicate that the carrying amount may not be recoverable; and
(3) Celadon has processes and internal controls in place as part of the contract review and approval process to reasonably ensure proper accounting and legal review of any contracts that impact Celadon’s financial reporting.
(h)       Cooperate fully with the Independent Consultant by providing access to its own files, books, records, and personnel as reasonably requested for its review.  Celadon’s engagement of the Independent Consultant will require the Independent Consultant to complete its review and make its recommendations, if any, within four months of being retained. Celadon will promptly adopt all recommendations of the Independent Consultant; provided however, that within sixty (60) days after receiving the Independent Consultant’s recommendations, Celadon may, in writing, advise the Independent Consultant and the Commission (addressed to the Assistant Director below) of any recommendation that it considers to be unnecessary, unduly burdensome, impractical, or costly.  As to any such recommendations, Celadon shall within thirty (30) days thereafter propose in writing an alternative policy, procedure, or control designed to achieve
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   the same objective or purpose.  As to any recommendation on which Celadon and the Independent Consultant do not agree within forty-five (45) days, after attempting in good faith to reach an agreement, Celadon will abide by the determination of the Independent Consultant.
(i)      Require the Independent Consultant to enter into an agreement that provides that for the period of engagement and for a period of two years from the completion of the engagement, the Independent Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Celadon, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity.  The agreement will also provide that the Independent Consultant will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the Independent Consultant in performance of his/her duties under this Final Judgment shall not, without prior written consent of the Washington D.C. Office of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Celadon or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.
(j)     Certify, in writing, compliance with the undertakings set forth above.  The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance.  The Commission staff may make reasonable requests for further evidence of compliance, and Celadon agrees to provide such evidence.
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   The certification and supporting material shall be submitted to Robert J. Burson, Division of Enforcement, Securities and Exchange Commission, 175 W. Jackson Boulevard, Suite 1450, Chicago, IL  60604, no later than sixty (60) days from the date of the completion of the undertakings.
(k)     Require that these undertakings shall be binding upon any acquirer or successor in interest to Celadon.  For good cause show, the Commission’s staff may extend any of the procedural dates set forth above.
VI
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.

Dated:____________, ____

UNITED STATES DISTRICT JUDGE

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